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                                                                    EXHIBIT 5.1


                                                  425 Park Avenue
                                                  New York, New York 10022-3598
                                                  212 836-8000
                                                  Fax 212 836-8689
                                                  www.kayescholer.com


                                 March 16, 2007


InSight Health Services Holdings Corp.
26250 Enterprise Court
Suite 100
Lake Forest, California 92630

                  Re:      Registration Statement on Form S-4
                           InSight Health Services Holdings Corp.
                           Exchange Offer and Consent Solicitation

Ladies and Gentlemen:

         This opinion is furnished to you in connection with a registration statement on Form S-4 (the "REGISTRATION STATEMENT"), filed with the Securities and Exchange Commission (the "COMMISSION") under the Securities Act of 1933, as amended (the "SECURITIES ACT"), for the registration of 7,780,000 shares of common stock, par value $0.001 per share (the "EXCHANGE SHARES"), of InSight Health Services Holdings Corp., a Delaware corporation (the "COMPANY").

         We have acted as counsel for the Company in connection with the proposed issuance of the Exchange Shares in exchange for the 9 7/8% senior subordinated notes due 2011 of InSight Health Services Corp., a Delaware corporation and the Company's wholly-owned subsidiary (the "EXCHANGE OFFER"). In rendering the opinion set forth below, we have examined the Registration Statement, including all amendments thereto filed on or prior to the date hereof. We have also examined the originals, or duplicates or certified or conformed copies, of such records, agreements, instruments and other documents and have made such other and further investigations as we have deemed relevant and necessary in connection with the opinion expressed herein. As to questions of fact material to this opinion, we have relied upon certificates of public officials and of officers and representatives of the Company.

         In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents.

         The law covered by this opinion is limited to the General Corporation Law of the State of Delaware.

         Based upon and subject to the foregoing, we are of the opinion that (1) when the Board of Directors of the Company (the "BOARD") has taken all necessary corporate action to authorize and




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InSight Health Services Holdings Corp.            2              March 16, 2007


approve the issuance of the Exchange Shares, (2) when the requisite number of holders of the Company's common stock has approved all matters necessary for the authorization and issuance of the Exchange Shares and (3) upon issuance and delivery in accordance with the terms of the Exchange Offer as described in the Registration Statement and approved by the Board, the Exchange Shares will be duly authorized, validly issued, fully paid and nonassessable.

         We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the Prospectus and Solicitation Statement included in the Registration Statement. In giving this opinion, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.


                                       Very truly yours,



                                       /s/ Kaye Scholer LLP